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                                                                    Exhibit 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Lattice Semiconductor Corporation for the registration of $260,000,000 principal amount 4 3/4% Convertible Subordinated Notes due 2006 and the common stock issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated February 8, 1999, with respect to the consolidated financial statements of Vantis Corporation included in Lattice Semiconductor Corporation's Current Report on Form 8-K, as amended, dated June 15, 1999, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

San Jose, California
December 20, 1999